FORM 8-K

                              SECURITIES AND EXCHANGE COMMISSION

                                    Washington, D.C.  20549




                        Current Report Pursuant to Section 13 or 15(d)
                            of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):  April 28, 1994



                                         JOSTENS, INC.
                    (Exact name of registrant as specified in its charter)




           Minnesota               1-5064                41-0343440
(State of Incorporation)       (Commission File      (I.R.S. Employer
                                File Number)          Identification No.)



                    5501 Norman Center Drive, Minneapolis, Minnesota  55437
                (Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code:  (612) 830-3300

Item 5. Other Events. On April 28, 1994, the Company issued a press release.


Item 7. Financial Statements, Pro Forma Financial Information and
        Exhibits.

a.       Financial statements of businesses acquired.  Not applicable.

b.       Pro forma financial information.  Not applicable.

c.       Exhibits.

         28.1             Press Release dated April 28, 1994.

                                          SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        JOSTENS, INC.
                                        (Registrant)





                                      By:/s/Robert C. Buhrmaster
                                      Robert C. Buhrmaster
                                      President and Chief Executive Officer




Dated:  May 16, 1994

                                       INDEX TO EXHIBITS




Exhibit                                                          Page

28.1                 Press release dated April 28, 1994.           5

                                    Contact:
                                    Media:  Kevin Whalen 612/830-3251
                                    Financial:  Robb Prince 612/830-3262

FOR IMMEDIATE RELEASE

                      JOSTENS EARNS $1.7 MILLION IN FISCAL THIRD QUARTER
                           AFTER CHARGES AND DISCONTINUED OPERATIONS

                    Company Announces Plan to Restructure Jostens Learning;
                             Charge to be Taken in Fourth Quarter

                           Board Declares 22-Cent Quarterly Dividend

                               Results Restated for Past Periods

         MINNEAPOLIS, April 28 -- Jostens Inc. (NYSE: JOS) today reported net income of $1.7 million, or 4 cents per share, in the third quarter of fiscal 1994. Quarterly results include after-tax charges of $10.1 million, or 22 cents per share, from changes in several accounting estimates, and an after-tax gain of $11 million, or 24 cents per share, from the January sale of the company's sportswear business.
         Excluding the gain, the charges and discontinued operations, Jostens earned $900,000, or 2 cents per share, from continuing operations in the quarter ended March 31. Comparable year-earlier earnings were $4.4 million, or 10 cents per share.
         The company also revised certain practices and policies, and as a result restated earnings for the last five fiscal years. The restatement had only a modest impact on the company's previously reported earnings and no impact on the trend of earnings, the company said.
         In addition, the company announced a restructuring plan for its Jostens Learning (JLC) education software subsidiary and said it expects an after-tax cost of from $45 million to $50 million in the fiscal fourth quarter. The company also expects an after-tax charge of about $5 million to cover costs associated with work-force reductions at its corporate offices.
         Taken together, the actions announced today reflect the efforts of a new leadership team to reshape and strengthen the company, said Robert C. Buhrmaster, president and chief executive officer.
         "We continue to develop and implement plans to restore Jostens to acceptable financial performance," said Buhrmaster, who was named president last June and elected CEO last month. "Over the last 10

 JOSTENS REPORTS THIRD-QUARTER RESULTS.../2 months, we've initiated a series of actions to establish a foundation for sustained profitable growth.
         "Today we are taking another major step forward, particularly with an active restructuring plan for Jostens Learning. Although our actions may be painful in the short term, they are necessary to return Jostens to its historical levels of profitability."
         Dividend. Jostens also said its board of directors Wednesday declared a quarterly cash dividend of 22 cents per common share, payable
June 1 to shareholders of record at the close of business May 16. The company has about 45.4 million shares outstanding.
         JLC restructuring plan. The company approved a restructuring plan for Jostens Learning, whose sales and earnings have declined as a result of market changes. Under the plan, JLC will:
         - Focus on the kindergarten through grade 12 market, and exit peripheral businesses and minority investments in education and technology companies.
         - Develop educational software that runs on industry-standard systems, and discontinue investment in proprietary systems.
         - Exit the hardware business and rely on third-party vendors for hardware service.
         - Establish a new model for providing customer training and service that clarifies expectations and meets well-defined customer needs.
         - Offer complete integrated learning systems as well as stand-alone products to meet customer demands of different market segments.
         "We developed this plan for Jostens Learning following a thorough analysis of the entire education technology marketplace," said Buhrmaster, who noted that new JLC CEO Stan Sanderson is leading the restructuring effort. "This plan will hone JLC's focus on what it does best -- using software-based curriculum to help teachers help children become successful learners -- and provide an acceptable return to shareholders."
         The costs of this restructuring plan are expected to range from $45 million to $50 million and will be targeted at JLC in the following areas:
         - About two-thirds will be to abandon a proprietary approach to interactive media, and to eliminate a duplicate management system and
 JOSTENS REPORTS THIRD-QUARTER RESULTS.../3 other software.
         - The remaining one-third will be split between costs to exit the hardware sales/service business and peripheral investments, and costs for a reorganization, including severance, relocation and facilities consolidation.
         Corporate restructuring plan. About $5 million in after-tax costs relate to the expected fourth-quarter reduction of 150 positions primarily in the company's general and administrative staffs.
         Accounting/Restated earnings. In the third quarter, Jostens recorded a non-cash charge of $10.1 million, or 22 cents per share, after taxes, to update accounting estimates involving obsolete inventory, sales-force receivables and bad debts.
         In addition, the company said it would restate its earnings for the last five fiscal years to address several items, previously noted by its independent auditors, that had been deemed immaterial. These items are being revised in order to more fully conform the company's accounting practices and policies to Generally Accepted Accounting Principles. The items relate to accounting for vacations, sales returns, an executive retirement program and tax benefits of net operating loss carryforwards.
Also included are adjustments for certain accruals and tax benefits that had previously been netted, and eliminates a write-down taken in fiscal
1993 in connection with the restructuring of the company's U.S. photography business.
         A table showing restated earnings follows the text of this release. The restatement increased shareholders' investment by $2.4 million to
$315.7 million as of June 30, 1993, primarily because of previously unrecorded tax benefits.
         Sportswear sale. During the quarter, the company sold its sportswear business to Fruit of the Loom for $46.7 million. The company recognized an $11 million after-tax gain on the sale primarily because, in the 1993 restructuring, the sportswear business had been written down by $15 million, pre-tax, to its estimated net realizable value.
         The sportswear business has now been recorded as a discontinued operation; accordingly, historical financial statements have been reclassified.

JOSTENS REPORTS THIRD-QUARTER RESULTS.../4
         Earnings summary. Net income for the third quarter was $1.7 million, or 4 cents per share, compared with restated net income of $4.6 million, or 10 cents per share, a year earlier. Sales from continuing operations in the quarter were $158.7 million, compared with $164.6 million in the third quarter of last year. The quarter's performance reflected continued weakness at Jostens Learning.
         In the first nine months of fiscal 1994, Jostens reported restated net income of $8 million, or 18 cents per share, compared with restated net income of $12 million, or 26 cents per share, in the year-earlier period.
The company reported sales of $505.4 million in the first nine months of fiscal 1994, compared with $509.9 million a year earlier. Excluding charges, the sportswear gain and discontinued operations, earnings in the first nine months of fiscal 1994 were $8 million, or 18 cents per share, compared with $16.4 million, or 36 cents per share, a year earlier, a difference more than attributable to Jostens Learning.
         "It's important to keep the proper perspective. We are moving decisively to reposition Jostens Learning, our big problem," Buhrmaster said. "Our traditional businesses, notably jewelry, printing, photography and recognition, have improved from last year and continue to perform well, although I anticipate some disruption across the company because of the large amount of change we are asking people to deal with.
         "The actions taken over the last 10 months -- installing a new management team, repositioning photography, selling sportswear, reengineering the general and administrative areas, and restructuring JLC -
- - - prepare Jostens to move forward into a strong and successful future." Jostens, a Fortune 500 company, is a leading provider of products and services for the youth, education, corporate and sports performance and recognition award markets.

                                          JOSTENS, INC. AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                     (in thousands, except per share data)

                                                      Three Months Ended            Nine Months Ended
                                                           March 31,                    March 31,
                                                       1994           1993           1994          1993
                                                                   (Restated)                   (Restated)

NET SALES                                            $158,726       $164,632       $505,432      $509,873

Cost of products sold                                  82,965         76,516        263,640       256,684
Selling and administrative expenses                    90,291         79,107        241,124       220,424

                                                      173,256        155,623        504,764       477,108

INCOME(LOSS) FROM CONTINUING OPERATIONS               (14,530)         9,009            668        32,765

Interest expense                                          989          1,659          4,176         5,306

INCOME(LOSS) FROM CONTINUING OPERATIONS               (15,519)         7,350         (3,508)       27,459
BEFORE TAXES, DISCONTINUED OPERATIONS
AND CHANGE IN ACCOUNTING PRINCIPLE

Income taxes                                           (6,272)         2,939         (1,421)       11,064

INCOME(LOSS) FROM CONTINUING OPERATIONS
BEFORE DISCONTINUED OPERATIONS AND
CHANGE IN ACCOUNTING PRINCIPLE                         (9,247)         4,411         (2,087)       16,395

DISCONTINUED OPERATIONS:
 Income(Loss) from discontinued
   operations, net of tax                                  -             145           (810)         (277)

 Gain on sale of discontinued
   operations, net of tax                              10,987             -          10,987            -

Cumulative effect of change in
  accounting principle, net of tax                         -              -              -         (4,150)

NET INCOME                                           $  1,740       $  4,556       $  8,090      $ 11,968

EARNINGS(LOSS) PER COMMON SHARE

 Before discontinued operations and                  $   (.20)      $    .10       $   (.04)     $    .36
   change in accounting principle

 Income(Loss) from discontinued operations                 -              -            (.02)         (.01)

 Gain on sale of discontinued operations                  .24             -             .24            -

 Cumulative effect of change in                            -              -              -           (.09)
   accounting principle

 Net Income                                          $    .04       $    .10       $    .18      $    .26

Average Shares Outstanding                             45,450         45,364         45,446        45,297

Dividends Declared Per Common Share                  $    .22       $    .22       $    .66      $    .66

                                        JOSTENS, INC. AND SUBSIDIARIES
                                    Net Income and Earnings Per Share (EPS)
                                     (In thousands, except per share data)

                                                1993      1992       1991      1990       1989
Net income(loss) before restatement         (12,097)    61,974     64,915    61,883     52,360
Net income(loss) after restatement          (12,672)    59,169     61,592    58,489     51,285
EPS before restatement                        (0.27)      1.38       1.46      1.41       1.21
EPS after restatement                         (0.28)      1.32       1.38      1.34       1.19
